Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
VTV THERAPEUTICS INC.

vTv Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The certificate of incorporation of the Corporation as heretofore in effect is hereby amended by amending and restating Section 4.1 thereof to provide in its entirety as follows:

“4.1The total number of shares of all classes of stock that the Corporation shall have authority to issue is 350,000,000 shares, consisting of: (i) 300,000,000 shares of common stock, divided into (a) 200,000,000 shares of Class A common stock, with the par value of $0.01 per share (the “Class A Common Stock”) and (b) 100,000,000 shares of Class B common stock, with the par value of $0.01 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate of Amendment as of this fourth day of May, 2021.

By:	/s/ Rudy C. Howard
Name: Rudy C. Howard
Title: Chief Financial Officer